Exhibit 99.1

WGNB Corp. Announces Third Quarter Earnings

CARROLLTON, Ga.—(BUSINESS WIRE)—October 22, 2007—WGNB Corp. (NASDAQ:WGNB), the holding company for First National Bank of Georgia, announced net earnings of $6.5 million for the three quarters ended September 30, 2007, an increase of  $661 thousand, or 11.2%, when compared with the three quarters ended September 30, 2006.  Diluted earnings per share for the three quarters ended September 30, 2007 was $1.22 per share, compared to $1.18 through the third quarter of 2006.  This represents diluted earnings per share growth of 3.4%.

Net earnings for the three months ended September 30, 2007 were $2.3 million, or $0.38 per diluted share.  This compares to net earnings in the third quarter of 2006 of $2.1 million, or $0.42 per diluted share.  The share count for both the three and nine month periods ended September 30, 2007 was impacted by the acquisition of First Haralson Corporation. On July 1, 2007, WGNB issued 1,055,149 shares to First Haralson shareholders as part of the total merger consideration.

As of September 30, 2007, WGNB reported total assets of $861 million. Loans and deposits totaled $658 million and $695 million, respectively, at quarter end. The loan and deposit balances include $139 million and $181 million, respectively, which were acquired as a result of the First Haralson transaction.

“The third quarter was a transitional period for both our Company and the banking sector. As previously announced, we closed on our acquisition of First Haralson Corporation which contributed approximately $216 million in assets to WGNB Corp. The systems conversion went smoothly, which included changing the name of our banking subsidiary to First National Bank of Georgia. We would like to thank our combined customer and employee base for their patience as we continue to work to increase both our level of customer service and product offerings,” stated H. B. “Rocky” Lipham, Chief Executive Officer of WGNB Corp.

“In addition, real estate demand in our market area decreased during the most recent quarter leading to what we believe is a general deterioration in credit quality. As a result, we doubled our loan loss provision in the third quarter as compared to the first and second quarters of this year. As of September 30, 2007, our reserve levels were 1.17% of total loans, a level that management believes is adequate to absorb potential loan losses based on our most recent review of the loan portfolio,” Lipham continued.

“In light of doubling our loan loss provision and incurring approximately $500 thousand in pretax merger costs, we are pleased to report increased earnings. Management continues to stay focused on efficiently and effectively integrating First Haralson and diligently managing our loan portfolio amidst the weakening credit environment,” Lipham concluded.

Credit Quality
As of September 30, 2007, total non-performing assets were $23.5 million, or 3.53% of total loans plus foreclosed property, or 31.6% of the total tangible regulatory capital of the Company. Total non-performing assets include non-performing loans, other real estate owned and loans 90 days past due but still accruing interest. September’s total compares with non-performing assets of $4.3 million, or 0.91% of total loans plus foreclosed property, as of December 31, 2006 and $6.6 million, or 1.27% of total loans plus foreclosed property, as of June 30, 2007.

The increase in non-performing assets during the third quarter is primarily attributable to seven construction and development real estate lending relationships.  After a fair value analysis, WGNB recorded $787 thousand in charge-offs during the third quarter for these and other smaller relationships. The majority of that amount was attributable to two construction and development real estate lending relationships, for which WGNB had recorded a specific reserve in the allowance for loan loss.  As part of its continuous effort to manage credit quality, management reviewed all criticized and classified loans during the recent quarter and does not presently anticipate material charge-offs for which a specific reserve has not already been recorded.

“The Bank’s west Georgia market area did not experience the significant real estate price appreciation as witnessed in other areas of the United States, the southeast and even Metro-Atlanta,” stated Lipham. “Therfore, we do not believe that real estate values need to be deeply discounted at the present time.  While recent, updated appraisals are lower than the original value, the current appraised values still exceed the carrying value of the loans.  With approximately 40% of our loan portfolio consisting of construction and land development loans, we are clearly monitoring the local real estate markets and will prudently make any adjustments necessary as the environment changes.”

Operating Earnings
During the third quarter, the Company incurred one-time merger expenditures related to the early retirement of employees, changes in office supplies and new marketing and branding campaigns.  The items totaled $533 thousand pretax for the three months ended September 30, 2007 and were taken into account during valuation discussions with First Haralson.

As a result of these charges, management believes it is appropriate to report operating earnings, consistent with other financial institutions that have engaged in acquisition activity. Operating earnings exclude non-recurring, merger-related expenditures from the ongoing operations of the Company. Management believes that operating earnings more clearly illustrate the operating and forward performance of the combined institution.  For the purpose of reporting operating earnings for the three and nine months ended September 30, 2007, WGNB did not attribute any of the increased loan provision in the third quarter to the First Haralson transaction.

Total operating earnings for the three quarters ended September 30, 2007 were $6.8 million, or $1.28 per diluted share, compared to operating earnings for the three quarters ended September 30, 2006 of $5.9 million, or $1.18 per diluted share.  This represents an increase of $987 thousand, or 16.7%, or 8.5% on a diluted per share basis.   Total operating earnings for the third quarter ended September 30, 2007 were $2.6 million, or $0.43 per diluted share compared to $2.1 million, or $0.42 per diluted share.

About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”.  First National Bank of Georgia has 15 full service locations in Bowdon, Bremen, Buchanan, Carrollton, Douglasville, Tallapoosa, Temple and Villa Rica with total assets of $861 million.

For more information about First National Bank of Georgia and WGNB Corp., visit our investor relations page on our website, www.wgnb.com or www.fnbga.com

Interested parties may contact Steven J. Haack, Secretary and Treasurer, via e-mail at shaack@wgnb.com, or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)
	September 30, 2007	September 30, 2006
For the Year-to-Date	(unaudited)	(unaudited)
Total interest income	$40,604	$30,604
Total interest expense	19,187	13,365
Net interest income	21,417	17,239
Provision for loan loss	1,500	1,090
Net interest income after provision	19,917	16,149
Total other income	6,176	4,550
Total other expense	15,877	12,259
Operating earnings before income taxes	10,216	8,440
Income taxes	3,326	2,537
Operating earnings	6,890	5,903
Non-operating expense, net of tax	326	-
Net earnings	6,564	5,903
Per Share Data:
Common shares outstanding – period end	6,058,939	5,000,696
Weighted average shares outstanding	5,358,546	4,996,827
Weighted average diluted shares outstanding	5,399,659	5,017,035
Basic net earnings per share	1.23	1.18
Diluted net earnings per share	1.22	1.17
Operating earnings per share	1.29	1.18
Diluted operating earnings per share	1.28	1.17
Cash dividends declared	0.61	0.53
Book value	13.96	15.32
Tangible book value	9.25	15.32
At Period End:
Total loans	657,908	447,570
Earning assets	770,728	534,070
Intangible assets	29,660	-
Assets	860,896	559,539
Deposits	695,386	450,529
Junior subordinated debt	10,850	-
Stockholders’ equity	84,590	51,086
Tangible stockholders’ equity	56,044	51,086
Key Performance Ratios Year to Date:
Return on average assets	1.27%	1.45%
Operating return on average assets	1.33%	1.45%
Return on average equity	13.64%	15.83%
Operating return on average equity	14.31%	15.83%
Return on average tangible equity	16.10%	15.83%
Operating return on average tangible equity	17.90%	15.83%
Net interest margin, tax equivalent	4.56%	4.58%
Dividend payout ratio	49.59%	44.88%
Total efficiency ratio	59.47%	56.26%
Operating efficiency ratio	57.54%	56.26%
Asset Quality Ratios:
Non-performing assets/loans & OREO	3.53%	0.85%
Loan loss reserve/total loans	1.17%	1.21%
Loan loss reserve/non-performing assets	32.74%	141.72%
Loan loss reserve/total capital	10.36%	10.58%
NCOs / average loans	0.20%	0.23%
Capital Ratios:
Tangible equity / tangible assets	6.60%	9.13%
Tier 1 leverage ratio	7.96%	9.24%
Total risk based capital ratio	10.68%	12.01%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB Corp.
Charity Aaron, 770/214-7208
caaron@fnbga.com